Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

DUANE ZITZNER APPOINTED TO THE SYNNEX BOARD OF DIRECTORS

FREMONT, CA—May 29, 2007—SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company, today announced the election of Duane E. Zitzner to the Company’s Board of Directors.

The appointment adds a new independent director to the SYNNEX Board, bringing the total number of Independent Directors to six and the total Board membership to eight. In addition to joining the SYNNEX Board, Mr. Zitzner has been appointed to the Company’s Executive Committee and Nominating and Corporate Governance Committee.

Mr. Zitzner has more than 30 years of management, technical and consumer technology experience with computer products and enterprise systems. Most recently he was Executive Vice President of the $23 billion Personal Systems Group at Hewlett-Packard Company (HP), leading the team responsible for the development and manufacturing of HP’s business and consumer devices. Prior to the Personal Systems Group, Mr. Zitzner served as President of HP’s Computing Systems organization with responsibility for computer products and enterprise systems. He has also held various management and technical positions in software and architecture at IBM.

“Duane Zitzner is a recognized and seasoned industry veteran and will provide valuable insight as a member of the SYNNEX Board of Directors,” said Fred Breidenbach, Chairman of the SYNNEX Corporation Nominating and Corporate Governance Committee. Robert Huang, President and Chief Executive Officer of SYNNEX Corporation added, “Duane’s strategic and operational background combined with his years in technology related businesses will provide an important perspective to SYNNEX as we further execute within our business model.”

Mr. Zitzner holds a Bachelor of Science degree in mathematics from the University of Wisconsin - Madison, did postgraduate studies in computer science at the University of Minnesota – Twin Cities and studied at the Wharton Business School. He also serves on the boards of Entone, Inc., Alien Technology, Datacatch, Inc. and Firetide, Inc.

About SYNNEX

Founded in 1980, SYNNEX Corporation, a Fortune 500 company, is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services, business process outsourcing and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

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Statements in this release that are forward looking, such as the further execution of our business model, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward looking statements contained in this release.

Copyright 2007 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation